EXHIBIT 10.32

WAITR HOLDINGS INC.
2018 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into effective April 23, 2021 (the “Grant Date”), by and between Waitr Holdings Inc., a Delaware corporation (the “Company”), and Carl A. Grimstad (the “Participant”).
RECITALS
WHEREAS, the Company has adopted the Waitr Holdings Inc. 2018 Omnibus Incentive Plan, as amended (the “Plan”); and
WHEREAS, effective as of the Grant Date, the Company desires to grant to the Participant an award of Restricted Stock Units (the “Award” or the “RSUs”), in accordance with the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
AGREEMENT
1.Definitions. Any capitalized term used in this Agreement that is not defined in this Agreement will have the same meaning given to it in the Plan or the meaning set forth in that certain Amended and Restated Employment Agreement, dated as of April 23, 2021 (the “Employment Agreement”), by and among the Company and the Participant if so referenced the first time such defined term is used herein.
2.Grant. Subject to the terms and conditions of the Plan, and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant an award of 3,500,000 RSUs. Each RSU is a notional amount that represents the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of one share (“Share”) of common stock of the Company if and when the underlying RSU vests. The RSUs awarded under this Section 2 will be credited to a book entry account maintained by the Company on behalf of the Participant, and such book entry will appropriately record the terms, conditions and restrictions applicable to the RSUs.
3.Vesting. Provided that the Participant remains continuously employed with the Company as of each applicable vesting date, the Award shall vest as follows: 1,166,666 RSUs on January 3, 2023; 1,166, 667 RSUs on January 3, 2024; and 1,166, 667 RSUs on January 3, 2025.
a.Corporate Change. The RSUs shall fully vest upon the consummation of a Corporate Change (as defined in the Employment Agreement); provided, that the Employment Agreement has not been terminated prior to the date of such Corporate Change.

b.Certain Terminations. Notwithstanding the above, the RSUs shall fully vest upon the date of termination of the Employment Agreement by the Participant for Good Reason (as defined in the Employment Agreement) or by the Company for other than Misconduct (as defined in the Employment Agreement), in either case, that occurs prior to a Corporate Change.
4.Termination of Service. In the event that the Employment Agreement is terminated by the Participant other than for Good Reason or by the Company for Misconduct, in either case, prior to a Corporate Change, the unvested portion of the Award will be immediately forfeited.
5.Timing; Form of Payment. Once an RSU vests in accordance with Section 3 above, the Participant will be entitled to receive a Share in its place. Delivery of the Shares will be made as soon as administratively feasible following the vesting of the associated RSU, and in no event later than the sixtieth (60th) day following the applicable vesting date. Any Shares paid will be credited to an account established for the benefit of the Participant with the Company's administrative agent. The Participant will have full legal and beneficial ownership of the Shares at that time.
6.Rights as a Stockholder. Unless and until an RSU has vested and the Share underlying such RSU has been distributed to the Participant, the Participant will not be entitled to vote in respect of that RSU or that Share. Except as provided in this Section 6 or as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the RSUs granted hereunder prior to the date on which the Participant is recorded as the holder of those Shares on the records of the Company. Notwithstanding anything to the contrary in this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will accrue with respect to (i) unvested RSUs and (ii) RSUs that are vested but unpaid and, in each case, will be subject to the same forfeitures provisions (if any), and be paid out at the same time or time(s), as the underlying RSUs on which such dividends or other distributions have accrued.
7.Withholding. No later than the date as of which an amount first becomes includible as income of the Participant for any income and/or employment tax purposes with respect to any RSU, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign income and/or employment taxes that are required by applicable law to be withheld with respect to such amount. The Participant authorizes the Company to withhold from his compensation to satisfy any income and/or employment tax withholding obligations in connection with the Award. If the Participant is no longer employed by the Company at the time any applicable taxes are due and must be remitted by the Company, the Participant agrees to pay applicable taxes to the Company, and the Company may delay distribution of the Shares underlying the Award until proper payment of such taxes has been made by the Participant. The Participant may satisfy such obligations under this Section 7 by any method authorized under this Agreement and the Plan.
8.Non-Transferable. The Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent, unless approved in writing by the Company.

9.References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or guardian without regard to whether specific reference to such legal representative or guardian is contained in a particular provision of this Agreement or the Plan.
10.Plan. The Participant hereby acknowledges receipt of a copy of the Plan. Notwithstanding any other provision of this Agreement, the Award is granted pursuant to the Plan and is subject to the terms and conditions of the Plan, as the same may be amended from time to time; provided, however, that neither the Plan as currently in effect or any amendment to the Plan will deprive the Participant, without the Participant’s consent, of the Award or of the Participant’s rights under this Agreement. In the event that the terms of this Agreement conflict with the terms of the Plan or the Employment Agreement, the terms or provisions of this Agreement shall control.
11.No Employment Rights. No provision of this Agreement will give the Participant any additional right (beyond that provided for in the Employment Agreement) to continue in the employ of the Company or any of its Affiliates, create any inference as to the length of employment of the Participant, affect the right of the Company or its Affiliates to terminate the Employment Agreement for any reason.
12.Changes in Company’s Capital or Organizational Structure. The existence of the Award shall not affect in any way the right or authority of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of preferred Shares ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other act or proceeding, whether of a similar character or otherwise. Equitable adjustments to this Award will be effected as provided in Section 5 of the Plan.
13.Entire Agreement. This Agreement, the Employment Agreement and the Plan constitute the entire understanding of the parties with respect to the subject matter of this Agreement and supersede any prior written or oral expressions of intent or understanding with respect to such subject matter.
14.Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision of this Agreement will not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each right under this Agreement is cumulative and may be exercised in part or in whole from time to time.
15.Notices. Any notices required or permitted under this Agreement must be in writing and may be delivered via email (if the email is transmitted prior to 5:00 p.m. Central Time, such notice shall be deemed to occur upon the date of transmission, and if such email is transmitted subsequent to 5:00 p.m. Central Time, it shall be deemed to have been delivered the following business day), personally, or by mail, postage prepaid, addressed to (a) the Company at the email address given on the signature page of the Employment Agreement or to Waitr Holdings Inc., 214 Jefferson Street, Suite 200, Lafayette, LA 70501, Attention: General Counsel

(deemed delivered when placed in the mail) and (b) the Participant at the email address given on the signature page of the Employment Agreement or at the physical address provided in writing by the Participant to the Company.
16.Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.
17.Governing Law; Construction. This Agreement and the Award will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to conflicts of law principles. If any dispute should arise between the Participant and Company under this Agreement, all claims, disputes, controversies, differences or other matters in question arising out of this Agreement shall be resolved by binding arbitration in New York, New York, in accordance with the rules for expedited, documents only proceedings of the American Arbitration Association. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as context requires.
18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future incentive plan adopted by the Company.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

WAITR HOLDINGS INC.:	PARTICIPANT:
By: /s/ Thomas C. Pritchard	/s/ Carl A. Grimstad
Name: Thomas C. Pritchard	Carl A. Grimstad
Title: General Counsel